Exhibit 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement’’) is made effective as of May 21, 2008 (the “Effective Date”) and is entered into this 16th day of June 2008 by and between George R. Trumbull., whose address is 15 Shadowbrook, West Simsbury, CT 06092 (the “Consultant”) and NYMAGIC, INC., a New York corporation, with its principal office located at 919 Third Avenue, 10th Floor, New York NY 10022 (the “Company”).
     WHEREAS, the Consultant was formerly the chairman of the Board of Directors and the chief executive officer of the Company, and is currently a member of the Company’s Board of Directors;
     WHEREAS, the Consultant was until the Effective Dated engaged as the Chairman of the Board of Directors pursuant to an Employment Agreement between the Consultant and the Company dated January 10, 2008 and effective January 1, 2008 (the “Employment Agreement”);
     WHEREAS, the Consultant and the Company desire to terminate the Employment Agreement;
     WHEREAS, the Company acknowledges Consultant’s long history with and experience in the insurance industry and his skills as an advisor and seasoned executive,
     WHEREAS, the Company desires to engage the Consultant to provide services beyond those which would be expected of a member of the Board of Directors to assist the Chairman of the Board of Directors and the President an Chief Executive Officer of the Company in connection with Board and operational matters and in providing them managerial advice and counsel; and,
     WHEREAS, the Consultant is willing to provide the services the Company requires on the terms and conditions set forth herein:
     NOW THEREFORE, for valuable consideration, the adequacy of which is hereby acknowledged, the Consultant and the Company agree as follows:
     1. Recitals. The foregoing recitals are incorporated herein and constitute a part of this Agreement.
     2. The Employment Agreement is hereby novated and is of no further force and effect and neither the Company nor the Consultant shall have any obligation to the other thereunder, except that the Company agrees that the grant of 5,000 Restricted Share Units awarded in connection with the Employment Agreement shall vest on the Effective Date and that it shall issue to the Consultant an unrestricted share certificate for 5,000 shares of the Company’s common stock.
     3. Services. The Consultant’s primary role is to assist the Chairman of the Board of Directors as he may request in connection with Board matters, and to assist the President and Chief Executive Officer of the Company as he may request in connection with various issues that may arise in the Company’s operating and risk bearing subsidiaries (the “Services”).

          The Consultant shall devote as much time to the Services as is reasonably necessary to achieve the objectives contemplated by this Agreement.
     4. Compensation. The Company will compensate the Consultant for the Services by paying him an annualized fee of $100,000 payable in four equal quarterly payments of $25,000 each, the first of which shall be made on August 21, 2008, and thereafter one each on November 21, 2008, February 21, 2009 and May 21, 2009.
     5. Taxes. The Consultant acknowledges that he is self employed, that the Company will not withhold taxes and that he shall be responsible for the payment of all taxes, self-employment taxes and income taxes applicable to the Services.
     6. Term and Termination. (a) This Agreement shall terminate on May 21, 2009, unless it is extended by mutual agreement, or terminated earlier as provided for herein.
     (b) Either party may terminate this Agreement at any time, on thirty (30) days prior written notice, which notice shall specify the exact date of termination.
     (c) The Company may terminate this Agreement at any time in the event the Consultant ceases to be a member of the Company’s boards of directors.
     (d) This Agreement will terminate immediately upon the merger or consolidation of the Company into another corporation; the sale of all or substantially all of its assets; its dissolution and/or its liquidation; or, the death of the Consultant.
          Upon the termination of this Agreement for any reason other than the merger or consolidation of the Company into another corporation, or the sale of all or substantially all of its assets, the Consultant shall be entitled to his pro rata annualized fee through the date of his termination. In the event the termination of this Agreement results from the merger or consolidation of the Company into another corporation, or the sale of all or substantially all of its assets, the Consultant shall be entitled to the entire amount of his annualized fee, with the then unpaid portion thereof payable upon the consummation of such merger or sale.
     7. Independent Contractor Status. Nothing in this Agreement shall be deemed to create any form of partnership, employer-employee relationship, or joint venture between the Company and the Consultant.
     8. Indemnification. To the fullest extent permitted by law, the Company shall indemnify the Consultant from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) related to or arising out of the Consultant’s engagement hereunder, and the Company will reimburse the Consultant for all reasonable expenses (including counsel fees) as they are incurred by him in connection with investigating, preparing or defending any such action or claim.
     9. Assignment. This Agreement is personal to the Consultant, and neither the Company nor the Consultant may assign its rights or delegate its obligations hereunder without the prior written consent of the other party; nor shall this Agreement inure to the benefit of the heirs and successors of the parties hereto.
     10. Separability. The invalidity or unenforceability, in whole or in part, of any provision, term or condition hereof shall not affect the validity or enforceability of the remainder of such provision, term or condition or of any other provision, term, or condition.
     11. Governing Law. This Agreement and any disputes arising or resulting from this Agreement exclusively shall be construed and governed by the laws of the State of New York without regard to its rules concerning conflicts of laws. The Consultant expressly acknowledges that he is subject to jurisdiction of the courts of the State of New York.
     12. Interpretation. Captions or title sections of this Agreement are for reference purpose only and do not constitute terms or conditions hereof. The parties acknowledge that they have thoroughly reviewed this Agreement and bargained over its terms.
     13. Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Consultant relating to the Services.
     14. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed to have been received by a party when actually received in the case of hand delivery, or two (2) days after mailing by a nationally recognized overnight carrier, to each party at the addresses shown below:

If to the Consultant:	If to the Company:
15 Shadowbrook	NYMAGIC, INC.
West Simsbury, CT 06092	Attn: Paul J. Hart
919 Third Avenue, 10th Floor
New York, NY 10022
     15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

GEORGE R. TRUMBULL	NYMAGIC, INC.

/s/ George R. Trumbull	By:	/s/ Paul J. Hart
Name: Paul J. Hart
	Title:	Executive Vice President